Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CESCA THERAPEUTICS INC.

Cesca Therapeutics Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), by its duly authorized officer, hereby certifies as follows:

FIRST: Pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), this Certificate of Amendment (the “Amendment”) to the Corporation’s Sixth Amended and Restated Certificate of Incorporation, as amended (the “Sixth Amended and Restated Certificate”), amends and restates Article FIRST of the Sixth Amended and Restated Certificate in its entirety to read as follows:

“FIRST: The name of the corporation is THERMOGENESIS HOLDINGS, INC.”

SECOND: The Amendment was duly adopted by the Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the DGCL.

THIRD: Other than the changes effected by the Amendment, the terms of the Corporation’s Sixth Amended and Restated Certificate shall remain in full force and effect.

FOURTH: The effective time and date of the Amendment herein certified shall be 12:01 a.m. on November 1, 2019.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation to be executed by its Chief Executive Officer this 30th day of October 2019.

By:	/s/ Xiaochun Xu
Xiaochun Xu, Ph.D., Chief Executive Officer